Exhibit 99.1

Press Release

Contact:

Brenda Ropoulos

Investor Relations

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: brenda_ropoulos@credence.com

Credence Appoints Kevin C. Eichler as Chief Financial Officer

MILPITAS, California, January 8, 2008 — Credence Systems Corporation (NASDAQ: CMOS) a global provider of test solutions from for the worldwide semiconductor industry, today announced the appointment of Kevin C. “Casey” Eichler, 48, as senior vice president and chief financial officer, effective January 7, 2008.  In his new role, Eichler will report to Credence’s president and chief executive officer, Lavi Lev, and assume direct responsibility for all activities related to finance, accounting, investor relations and facilities.

“Casey’s proven success in executing strategic and operational plans amid shifting dynamics will be invaluable as we launch our initiatives for fiscal 2008 and beyond,” said Lavi Lev, president and chief executive officer of Credence. “With his demonstrated success at managing and structuring corporate finance, he will be a welcome addition to the executive team.”

Eichler has more than twenty-five years of finance and operations experience with high technology companies. Prior to joining Credence, he served as executive vice president of operations and chief financial officer of MarketTools, Inc. Mr. Eichler has held senior and executive-level positions in Finance, Administration and Operations with several technology companies, including MIPS Technologies, Inc., Visigenic Software Inc., NeXT Inc., and Microsoft.  During his eight years with MIPS, Eichler lead the company’s IPO and subsequent equity offerings, established an international infrastructure, lead long-term strategic planning initiatives, and negotiated for, acquired and integrated companies, development teams and intellectual property assets.

Eichler serves on the boards of directors of SupportSoft, Inc. (NASDAQ: SPRT), Magma Design Automation, Inc. (NASDAQ: LAVA), and Ultra Clean Holdings, Inc. (NASDAQ: UCTT). He holds a Bachelor of Science degree in Accounting from St. John’s University in Minnesota and is a member of the American Institute of Certified Public Accountants.

“This is a very exciting time at Credence, and I am looking forward to participating in the company’s new strategic initiatives. We have a strong team in place and I appreciate the opportunity to partner with them to take Credence to the next level,” said Eichler.

Credence also announced the grant of an employment inducement stock option award to Eichler on January 7, 2008. Eichler may purchase up to 400,000 shares of the Company’s common stock at an exercise price of $2.26 per share pursuant to an inducement stock option. The shares subject to the stock option vest over a four-year period.

About Credence

Credence Systems Corporation is a global provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001- certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Mr. Eichler’s contributions to the company’s initiatives in fiscal 2008 and beyond and certain statements regarding Mr. Eichler’s contribution to the anticipated future performance of the Company. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.